Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

Priority Income Fund, Inc.
New York, New York

We hereby consent to the use, in the Investment Company Act File No. 811-22725, Amendment No. 49, and Securities Act File No. 333-237329, Pre-Effective Amendment No. 1 under the Securities Act of 1933 on Form N-2 (the “Registration Statement”), of our report dated August 27, 2020 relating to the June 30, 2020 financial statements of Priority Income Fund, Inc., which is contained in Statement of Additional Information of such Registration Statement filed on February 26, 2021.

We also consent to the references to our firm under the captions “Financial Highlights”, “Senior Securities”, and “Independent Registered Public Accounting Firm” in the Prospectus of such Registration Statement.

/s/ BDO USA, LLP

BDO USA, LLP
New York, New York
February 26, 2021